Exhibit 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

May 24, 2002

Dear Sir/Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated May 24, 2002, of Eldorado Resorts LLC and Eldorado Capital Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

Copy to:	Mr. Robert Jones Chief Executive Officer Eldorado Resorts LLC